Exhibit 10.9

FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made as of December 5, 2003, by and between WB AIRPORT TECHNOLOGY, L.L.C., a Delaware limited liability company (“Landlord”), and MACROVISION CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

     A.     Landlord and Tenant have entered into a Lease, dated as of August 2, 2001 (the “Original Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord that certain office building located at 2830 De La Cruz Boulevard, Santa Clara, California (the “Premises”), as more particularly described in the Original Lease.

     B.     Tenant has requested permission to have OnFiber Communications, Inc., a Delaware corporation (the “Provider”) Install (as hereinafter defined) the Equipment (as hereinafter defined) for the benefit of the Premises.

     C.     Landlord agrees to permit the Installation of the Equipment, upon the terms and conditions set forth herein. The Original Lease together with this Amendment are collectively referred to herein as the “Lease.”

     NOW THEREFORE, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.     Definitions and Incorporation by Reference. Except as otherwise defined in this Amendment, all terms used in this Amendment will have the same meaning as the terms defined in the Original Lease. All of the provisions of the Original Lease are incorporated in this Amendment by reference.

2.     Equipment. Upon the execution and delivery of this Amendment by Landlord and Tenant and reimbursement by Tenant of all of Landlord’s costs and expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees incurred by Landlord in connection with this Amendment, Tenant shall have the right to install, operate, pull, repair, replace, upgrade, maintain and remove (collectively, “Install” or “Installation”) the following: a fiber optic cable within an existing conduit in the Premises’ existing point of entry, connecting such point of entry to the telecommunications room located within the portion of the Premises (such fiber optic cable and such innerduct being referred to as, the “Equipment”) to provide telecommunications services to the Premises. The Equipment shall be installed in a mutually agreed to by Landlord and Tenant, in their reasonable discretion. Tenant shall not be permitted to dig or otherwise excavate any portion of the parking lot(s) used in connection with the Premises and/or Project, without Landlord’s prior written consent, in its sole and absolute discretion. Tenant shall not be permitted to install any additional conduits, without Landlord’s prior written consent, in its sole and absolute discretion.

3.     Construction and Installation. Prior to the installation of the Equipment: (a) Tenant shall coordinate with Landlord as to which of the feasible locations and the type of Equipment and manner of installation are conceptually acceptable to Landlord (in Landlord’s reasonable discretion) prior to the preparation of plans and specifications for Landlord’s review and approval, such Landlord’s consent not to be unreasonably withheld, conditioned or delayed and (b) Tenant shall submit reasonably detailed plans and specifications for the Equipment and all work to be performed by or for Tenant to Landlord for review and approval, such Landlord’s consent not to be unreasonably withheld, conditioned or delayed. Tenant shall pay all of Landlord’s costs and expenses incurred in connection with Landlord’s review of any plans and specifications and Landlord’s reasonable attorneys’ fees for reviewing and drafting of this Amendment. Tenant shall install or shall cause the installation of the Equipment in such manner that the Equipment is not visible from the street or any common areas of the Premises. The installation of the Equipment shall be performed in accordance with the provisions of the Lease. Tenant shall be solely responsible for the cost of installation, operation, maintenance and repair of the Equipment and Tenant shall keep the Equipment (or shall cause the Equipment to be kept) in good condition and make all necessary or appropriate repairs and replacements thereto, subject to the appropriate provisions of the Lease. Tenant shall repair, at its expense, any and all damage caused by Tenant and/or Provider or Tenant’s and/or Provider’s employees, agents, contractors or subcontractors to the Premises, including, without limitation, equipment within and serving the Premises.

4.     Compliance with Applicable Laws. Tenant shall install and operate (or cause the installation and operation of) the Equipment in accordance with all Applicable Laws, and such commercially reasonable rules and regulations as Landlord may establish from time to time. In addition, Tenant shall (or shall cause Provider to) be responsible for obtaining any permits and licenses required to install and operate the Equipment.

5.     Interference. Tenant agrees that the Equipment shall be of a type and frequency which will not cause interference to any other party or any equipment of any other party including, without limitation, Landlord, any other tenants, licensees or occupants of the Project, or any equipment utilized in the Project. In the event that the Equipment causes any such interference, upon receipt of written notice from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference. If the interference is not eliminated within five (5) business day then, upon request from Landlord, Tenant shall (or shall cause Provider to) shut down the Equipment pending resolution of the interference.

6.     Use of Equipment. The Equipment shall only be utilized by Tenant and only to provide services to the Premises in connection with the operation of Tenant’s normal business in the Premises as expressly permitted under the Lease and as conducted on the date hereof. Tenant acknowledges that Landlord shall in no way be liable for any failure of the Equipment or an interruption or failure of telecommunications services to the Premises. Neither Tenant nor Provider may market or provide services utilizing the Equipment to other tenants of the Project. Upon the expiration or earlier termination of the Lease, Tenant shall remove (or cause to be removed) all of the Equipment (except for conduits and risers installed in the Premises, which will become Landlord’s property at termination) and repair (or caused to be repaired) all damage caused thereby and otherwise restore the Premises to the condition existing prior to the installation.

7.     Electricity. Tenant shall provide, at the expense of Tenant, any electric power required to allow Tenant to utilize the Equipment.

8.     Indemnity and Insurance. Supplementing the provisions of the Lease: (a) Tenant agrees to indemnify, protect, defend and hold Landlord, and its partners, officers, directors, employees and agents harmless from and against any and all damages, costs, claims, loss, liabilities, costs and expenses (including reasonable attorneys’ fees) arising by reason of any occurrence attributable to or arising out of the operation of the Equipment or the installation, maintenance, upgrade, operation or removal of any of the Equipment, and any default under this Amendment, any act or omission at the Premises by Tenant, Provider or the employees, contractors or agents of Tenant or Provider attributable to or arising out of the operation of the Equipment or the installation, maintenance, upgrade, operation or renewal of any of the Equipment or any claim for a fee or commission by any broker or any other party in connection with this Amendment and (b) Tenant shall cause Provider to carry commercial general liability insurance insuring against claims, demands or actions for bodily injury, death, personal injury, and loss or damage to property arising out of or in connection with: (i) use of the Equipment; (ii) the condition of the Equipment; (iii) Tenant’s and/or Provider’s operations in, and maintenance and use of the Equipment; and (iv) Tenant’s contractual liability assumed under this Amendment, which policy shall be in all other respects reasonably satisfactory to Landlord. The amount of such insurance for bodily injury and property damage liability shall not be less than a combined single limit of One Million and 00/100 Dollars ($1,000,000.00) for each occurrence and a Five Million and 00/100 Dollars ($5,000,000.00) aggregate limit. Tenant shall (or shall cause Provider to) promptly deliver to Landlord evidence of such insurance.

9.     Express Changes Only. Except as set forth in this Amendment, all of the terms and provisions of the Original Lease shall remain unmodified and in full force and effect.

10.     Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with the Lease. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Project, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto, including attorneys’ fees and costs.

11.     Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together, shall constitute one and the same instrument. The execution of facsimiles of this Amendment shall be binding on the parties hereto.

12.     Governing Law. The validity and effect of this Amendment shall be governed by and construed in accordance with the laws of the State of California.

13.     Entire Agreement. There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party, or by any agent, employee, or other representative of either party, pertaining to the subject matter of this Amendment which have not been incorporated into this Amendment. This Amendment shall not be modified, changed, terminated, amended, superseded, waived, or extended except by a written instrument executed by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the date first written above.

LANDLORD:

WB AIRPORT TECHNOLOGY, L.L.C.,
a Delaware limited liability company

By:	/s/ Patrick K. Fox
Name: Patrick K. Fox
Its: Vice President

TENANT:

MACROVISION CORPORATION,
a Delaware corporation

By:	/s/ William A. Krepick
Name: William A. Krepick
Its: CEO